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                                                              Exhibit - 23(n)(3)

                            ALPS DISTRIBUTORS, INC.
                        (THE "COMPANY" OR "UNDERWRITER")

                                 CODE OF ETHICS

I.    Purpose of the Code of Ethics

      This code is based on the principle that, you as an access person of the Company, will conduct your personal investment activities in accordance with:

      - the duty at all times to place the interests of each Investment Company's shareholders first;

      - the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

      - the fundamental standard that Company personnel should not take inappropriate advantage of their positions.

      In view of the foregoing, the Company has adopted this Code of Ethics (the "Code") to specify a code of conduct for certain types of personal securities transactions which may involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

II.   Legal Requirement

      Pursuant to Rule 17j-1(b) of the Investment Company Act of 1940 (the "Act"), it is unlawful for the Company, or any Affiliated Person to:

      -     employ any device, scheme or artifice to defraud the Investment
            Company;

      - make any untrue statement of a material fact or fail to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading to the Investment Company;

      - engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Investment Company; or

      - engage in any manipulative practice with respect to any investment portfolios in the Trust of the Investment Company,

in connection with the purchase or sale (directly or indirectly) the Company, or Affiliated Person, of a security "held or to be acquired" by an Investment Company.
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III.  Definitions - All definitions shall have the same meaning as explained in
      Section 2(a) of the Act and are summarized below.

ACCESS PERSON means any director, officer or general partner of the principal underwriter who, if also serving as an officer of a Fund for which ADI is also principal underwriter, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.

AUTOMATIC INVESTMENT PLAN means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

BENEFICIAL OWNERSHIP shall have the same meaning as that set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

CONTROL shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

COVERED SECURITY - shall have the meaning set forth in Section 2(a)(36) of the Act except that it does not include an exempt security.

EXEMPT SECURITY - shall include securities issued by the United States Government, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit or commercial paper, shares of registered open-end investment companies (other than open-end exchange traded funds), and high quality short-term debt instruments, including repurchase agreements.

EXCHANGE TRADED FUND - an open-end registered investment company that is not a unit investment trust, and that operates pursuant to an order from the SEC exempting it from certain provisions of the Investment Company Act permitting it to issue securities that trade on the secondary market. Examples of open-end exchange-traded funds include, but are not limited to: SPDRS; iShares; PowerShares; etc.

INVESTMENT COMPANY - A company registered as such under the Investment Company Act of 1940 and for which the Underwriter is the principal underwriter.

INVESTMENT PERSONNEL - (a) employees of the Investment Company, its investment adviser, and/or the Underwriter who participate in making investment recommendations to the Investment Company; and (b) persons in a control relationship with the Investment Company or adviser who obtain information about investment recommendations made to the Investment Company.

SECURITY BEING CONSIDERED FOR PURCHASE OR SALE - when a recommendation to purchase or sell a
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security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

SECURITY HELD OR TO BE ACQUIRED means: (1) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Investment Company; or
(b) is being or has been considered by the Investment Company or its investment advisor for purchase by the Investment Company; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that is held or to be acquired by the Investment Company.

UNDERWRITER - means ALPS Distributors, Inc.

IV.   Policies of the Company Regarding Personal Securities Transactions

      General

      No Access Person of the Company shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

      Specific Policies

      No Access Person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale:

      -     is being considered for purchase or sale by an Investment Company;
            or

      -     is being purchased or sold by an Investment Company.

      Pre-approval of Investments in IPOs and Limited Offerings

      Investment Personnel must obtain approval from the Investment Company or the Investment Company's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a private placement or other limited offering.

V.    Reporting Procedures

      The Compliance Officer of the Company shall notify each person (annually in January of each year), considered to be an Access Person of the Company that he/she is subject to the reporting requirements detailed in Sections (a), (b) and (c) below and shall deliver a copy of this Code to such Access Person.

      In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed, every Access
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Person of the Company must report to the Company the following:

      a) Initial Holdings Reports. Every Access Person must report on the Holdings Report, attached hereto, no later than 10 days after becoming an Access Person, the following information:

      - The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

      - The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

      -     The date that the report is submitted by the Access Person.

This information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

      b) Quarterly Transaction Reports. Every Access Person must report on the Transaction Report, attached hereto, no later than 30 days after the end of a calendar quarter, the following information with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

      - The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

      - The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

      - The price of the Covered Security at which the transaction was effected;

      - The name of the broker, dealer or bank with or through whom the transaction was effected; and

      -     The date that the report is submitted by the Access Person.

Furthermore, an Access Person need not make a quarterly transaction report under section V.b. of this Code of Ethics with respect to transactions effected pursuant to an Automatic Investment Plan.

      With respect to any account established by the Access Person in which ANY SECURITIES were held during the quarter for the direct or indirect benefit of the Access Person, each Access Person must report to the Compliance Officer of the Company, no later than 30 days after the end
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of a calendar quarter the following information:

      - The name of the broker, dealer or bank with whom the Access Person established the account;

      -     The date the account was established; and

      -     The date that the report is submitted by the Access Person.

    c) Annual Holdings Reports. Every Access Person must report on the Holdings Report, attached hereto, annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

      - The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

      - The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

      -     The date that the report is submitted by the Access Person.

VI.   Review of Reports

      The Compliance Officer of the Company shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate, comparing the reports with this Code, and reporting to the Company's senior management:

      - any transaction that appears to evidence a possible violation of this Code; and

      -     apparent violations of the reporting requirements stated herein.

      Senior management shall review the reports made to them hereunder and shall determine whether the policies established in Sections IV and V of this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator or termination of the violator's license with the Underwriter, or the unwinding of the transaction and the disgorgement of any profits.

      Senior management and the board of directors of the Company shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the board of trustees of the Investment Company with respect to the securities being considered for purchase or sale by, or held or to be acquired by, that Investment Company.
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VII.  Certification

      Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by it. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached hereto.

      Before the Board of Trustees of an Investment Company may approve the code of ethics, the Company must certify to the Board that it has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics. Such certification shall be submitted to the Board of Trustees at least annually.
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Sources:

      Section 17j-1 (as amended) of the Investment Company Act of 1940 (the "Act");

      Section 16 (as amended) of the Securities Exchange Act of 1934 (the "Exchange Act");

      The "Report of the Advisory Group on Personal Investing" issued by the Investment Company Institute on May 9, 1994; and,

      The Securities and Exchange Commission's September 1994 Report on "Personal Investment Activities of Investment Company Personnel."

dated:     May, 1994
revised:   December 31, 2004
revised:   February 3, 2006 (effective March 31, 2006)